Spruce Power | 820 Gessner Rd Ste 500 | Houston TX 77024 sprucepower.com December 1, 2025 Thomas Cimino Via email Dear Thomas: On behalf of Spruce Power, I am pleased to extend to you our offer of employment. This offer supersedes any prior representations or understandings, whether expressed orally or in writing. The terms of your employment with Spruce Power will be as follows: Position: You will be the Chief Financial Officer reporting to Chris Hayes, our Chief Executive Officer. The location of this employment is Spruce’s headquarters in Houston, TX. This is a full-time position, and you will be classified as exempt. This position is primarily responsible for all Finance & Accounting operations. However, your actual responsibilities will vary as Spruce’s needs may require. Start Date: Your regular employment will begin on December 1st, 2025, unless this date is adjusted by mutual agreement. Please note that prior to, or on, your first day of work you will need to present documentation that establishes your identity and employment eligibility. Compensation: You will receive an annual salary of $350,000, payable bi-weekly. Your annual Short-Term Incentive Plan (“STIC”) bonus target shall be 75% of your annual salary, typically payable during the first calendar quarter of the subsequent calendar year (e.g. Q1 2026 for your 2025 annual bonus) on the same date that other executive annual bonuses are paid by the Company (the “Payment Date”). However, only the 2025 bonus will be 1/12th your annual target. All compensation payable to you is subject to applicable tax withholdings. Sign-on Award: You will receive an equity grant of 60,000 shares, one-year cliff vesting equally over four years. Equity Grants are awarded in the form of restricted stock units. This award will be issued your first month with the Company. In addition, you will receive a cash award of 50% the negotiated savings from your current hiring firm’s placement fee, payable on the payroll following your hire date. Equity: You will receive a Long-Term Incentive (“LTI”) award of equity grants totaling a value of $311,250, one-year cliff vesting equally over four years. Equity grants are awarded in the form of restricted stock units. Your award will be Issued along the same schedule as the other executive equity awards in 2026. Future equity awards will be determined by the Company’s Compensation Committee in accordance with the Company’s standing policies. Paid Time Off: In addition to Spruce’s corporate holidays, you will participate in the company’s unlimited PTO plan. Time off requests should still be submitted following standard company policies. CIC Severance: The value of your severance will equal the sum of 1.5x your then-current base salary plus the full amount of your then-current target bonus. Your severance protection will follow the outlined schedule below: • 50% of Severance protection through May 31, 2026

spruce POWER | POWER AS A SERVICE

  - Equity accelerated only for current year, not for future year's vesting. The sign-on equity award of 60,000 shares will be fully accelerated
- As of June 1, 2026, severance protection will follow the company's Executive Severance Plan

Severance protection will be defined by the company's Executive Severance Plan.

Benefits: Through ADP, Spruce offers benefits for you and your qualified dependents as outlined in a Summary of Benefits that is available upon request. Information about these benefits and additional information will be available on-line on ADP's on-line self-service portal.

Assignment of Inventions and Confidentiality and Acknowledgement of the Spruce Handbook: We require, as a condition of employment, that all employees sign an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a Spruce employee, you are required to follow its rules and regulations. Therefore, you will be asked to acknowledge in writing that you have read the Spruce Employee Handbook. In order to retain necessary flexibility in the administration of its policies and procedures, Spruce reserves the right to change or revise their policies, procedures, and benefits at any time.

Secure Background Screening: HireRight, Inc. will be verifying the information you provide to Spruce either during the pre-employment process or at the time of employment and researching background information at our request, including credit file information where required for your position. Our objective is to complete this process quickly. Please make every effort to accurately provide all of the information requested on the application. A HireRight associate may contact you for additional information during the verification process. Please return the associate's call or e-mail promptly to help ensure that your application is processed as quickly as possible. This offer of employment is contingent upon successful completion of this background screening, credit and reference checks.

Non-disparagement: During the term of your employment and thereafter, you agree that you will not nor will you encourage or actively assist any third-party to in any way disparage Spruce, or their subsidiaries, or their current and former officers, directors and employees, verbally or in writing, or make any statements to the press or to third-parties that may be derogatory or detrimental to Spruce, or their subsidiaries, products and/or services. You understand that nothing in this letter shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this letter, "Protected Activity" shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.

At-Will Status: Please understand, as stated in all job offers, Spruce is an employment-at-will company. That means that you or Spruce may terminate your employment at any time, with or without cause and with or without prior notice. Your at-will status may not be changed except by a written agreement signed by Spruce's CEO.

Sincerely,

DocuSigned by:
Daniel Garcia
AC04EB20D2514EF...

Daniel Garcia
VP, Human Resources & Administration

Spruce Power | 820 Gessner Rd Ste 500 | Houston TX 77024

sprucepower.com

Spruce Power | 820 Gessner Rd Ste 500 | Houston TX 77024 sprucepower.com Acceptance I accept this conditional offer which is contingent upon successful completion of a background check and beginning employment on the Start Date indicated above, and acknowledge that my employment with Spruce will be, subject to the terms and conditions contained herein, on an at- will basis. __________________________________ Date: ____________________________ Thomas Cimino 12/3/2025